Registration No. 333-182514

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2

TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ramco-Gershenson Properties Trust
(Exact name of Registrant as specified in its charter)

Maryland	13-6908486
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

31500 Northwestern Highway, Suite 300 Farmington Hills, Michigan	48334
(Address of principal executive offices)	(Zip code)

RAMCO-GERSHENSON PROPERTIES TRUST 2012 OMNIBUS LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)

Dennis E. Gershenson President and Chief Executive Officer Ramco-Gershenson Properties Trust 31500 Northwestern Highway, Suite 300 Farmington Hills, Michigan 48334 (248) 350-9900
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to: Donald J. Kunz, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Ave. Detroit, Michigan 48226-3506 (313) 465-7454 (telephone) (313) 465-7455 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer  ☐    Accelerated Filer  ☒

Non-Accelerated Filer  ☐ (Do not check if a smaller reporting company)    Smaller Reporting Company  ☐

EXPLANATORY NOTE

On July 2, 2012, Ramco-Gershenson Properties Trust (the “Registrant”) filed a Registration Statement on Form S-8, File No. 333-182514 (the “Original Registration Statement”), as amended by Post-Effective No. 1 filed on July 6, 2012 (“Amendment No. 1”), with the Securities and Exchange Commission (the “SEC”) registering under the Securities Act of 1933, as amended (the “Securities Act”), 2,000,000 common shares of beneficial interest of the Registrant, par value $0.01 per share, that may be issued pursuant to the Registrant’s 2012 Omnibus Long-Term Incentive Plan (the “Common Shares”).  This Post-Effective Amendment No. 2 to the Original Registration Statement (this “Amendment No. 2” and, together with the Original Registration Statement and Amendment No. 1, the “Registration Statement”) is being filed to correct the title of Dennis E. Gershenson included on the cover page and Signatures page of the Original Registration Statement.

Except as described above, no other changes have been made to the Registration Statement, the Registration Statement continues to speak as of the date of the Registration Statement, and we have not updated the disclosures contained therein to reflect any events which occurred at a date subsequent to the filing of the Registration Statement.  Accordingly, this Post-Effective Amendment No. 2 to the Original Registration Statement should be read in conjunction with the Registrant’s filings made with the SEC subsequent to the date of the Original Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan, on July 9, 2012.

RAMCO-GERSHENSON PROPERTIES TRUST

By:	/s/ DENNIS E. GERSHENSON
Dennis E. Gershenson
Its: President and Chief Executive Officer